EXHIBIT 99.4

TPI SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The financial information for each of the five years in the period ended December 31, 2006 was derived from TPI’s audited financial statements. The financial information for the nine months ended September 30, 2006 and 2007 was derived from TPI’s unaudited interim financial statements. TPI’s unaudited interim financial statements reflect all adjustments necessary to state fairly their financial position at September 30, 2006 and 2007 and their income and cash flows for the nine months ended September 30, 2006 and 2007. Interim results are not necessarily indicative of results for the full year and historical results are not necessarily indicative of results to be expected in any future period. The selected financial information set forth below should be read in conjunction with “TPI Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its audited year-end and unaudited interim financial statements.

						Nine Months Ended
	Years Ended December 31,					September 30,
	2002	2003	2004	2005	2006	2006	2007
	(dollars in thousands)
Statement of Operations Data:
Revenue	$63,980	$72,114	$97,150	$146,128	$161,503	$123,335	$129,503
Operating expenses:
Direct costs and expenses for advisors	37,982	43,526	58,493	83,690	95,562	72,171	77,465
Selling, general, and administrative	21,437	20,496	30,174	45,100	50,586	39,372	38,642
Depreciation and amortization	764	836	829	1,930	2,436	1,817	1,616
Operating income	3,797	7,256	7,654	15,408	12,919	9,975	11,780
Interest income	22	15	20	44	108	34	179
Interest expense	(38)	(51)	(1,643)	(3,398)	(3,821)	(2,882)	(2,741)
Loss on extinguishment of debt	—	—	—	—	(527)	(527)	—
Foreign currency transaction gain (loss)	193	399	334	(411)	(136)	(86)	355
Income before taxes	3,974	7,619	6,365	11,643	8,543	6,515	9,573
Income tax provision(1)	(570)	(385)	(1,806)	(5,176)	(3,457)	(2,606)	(3,966)
Net Income	$3,404	$7,234	$4,559	$6,467	$5,086	$3,909	$5,607
Cash Flow Data:
Cash provided by (used in):
Operating activities	$6,628	$6,031	$6,166	$5,944	$3,437	$129	$(7,494)
Investing activities	$(656)	$(865)	$(1,668)	$(5,469)	$(777)	$(449)	$(968)
Financing activities	$(5,747)	$(4,607)	$(3,023)	$700	$261	$2,560	$1,887
Balance Sheet Data: (end of period)
Cash and cash equivalents	$2,856	$3,415	$4,889	$5,939	$9,454	$8,532	$3,274
Total Assets	$13,235	$16,395	$26,467	$47,680	$48,821	$51,516	$56,700
Total stockholders’ equity (deficit)	$3,181	$5,752	$(17,740)	$(7,519)	$572	$(1,388)	$7,102
Other Financial Data:
EBITDA(2)	$4,754	$8,491	$8,817	$16,927	$14,692	$11,179	$13,751

(1)           In June 2004, TPI completed a leveraged recapitalization and simultaneously elected to be taxed as a C Corporation. See Note 1 to TPI’s consolidated financial statements.

(2)           As used herein, EBITDA means net income before (i) net interest expense, (ii) depreciation and amortization and (iii) income tax expense. TPI believes that EBITDA is a useful measure to stockholders of comparative operating performance, as it is less susceptible to variances in net income resulting from amortization of intangible assets and is therefore more reflective of changes in our revenue and cost drivers and other factors that affect operating performance. TPI believes that EBITDA provides a useful and appropriate perspective on the fundamental health of the Company’s business operations unaffected by factors outside the control of operational management. Material limitations associated with the use of the measure as compared to net income primarily are that the cost of capital borrowed

(interest expense), the cost of the consumption of intangible assets acquired in acquisitions (amortization expense) and the burden of paying income taxes are all excluded from EBITDA. EBITDA as defined herein is not intended as a measure of our operating performance, as an alternative to net income or as an alternative to any other performance measure in conformity with U.S. generally accepted accounting principles or as an alternative to cash flow provided by operating activities as a measure of liquidity. EBITDA may not be comparable to similarly titled measures used by other entities.

The following table provides a reconciliation of EBITDA to net income:

	Years Ended December 31,					Nine Months Ended September 30,
	2002	2003	2004	2005	2006	2006	2007
	(dollars in thousands)
Net income	$3,404	$7,234	$4,559	$6,467	$5,086	$3,909	$5,607
Interest expense, net	16	36	1,623	3,354	3,713	2,848	2,562
Depreciation and amortization	764	836	829	1,930	2,436	1,817	1,616
Income tax provision	570	385	1,806	5,176	3,457	2,606	3,966
EBITDA	$4,754	$8,491	$8,817	$16,927	$14,692	$11,179	$13,751